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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------


                                   FORM T-3/A

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                       -----------------------------------


                               GENERAL MEDIA, INC.
                               (Name of Applicant)


                                  11 PENN PLAZA
                            NEW YORK, NEW YORK 10001
                    (Address of Principal Executive Offices)

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           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

Title of Class                                               Amount*
--------------                                               ------
Series C 15% Senior Secured Notes Due 2004 . . . . . . . .$52,000,000

                       -----------------------------------



APPROXIMATE DATE OF PROPOSED EXCHANGE:                    MARCH 21, 2001


NAME AND ADDRESS OF AGENT FOR SERVICE:                    WITH A COPY TO:
-------------------------------------                     --------------

MR. JOHN PREBICH, PRESIDENT                               ROBERT L. KOHL, ESQ.
AND CHIEF OPERATING OFFICER                               ROSENMAN & COLIN LLP
GENERAL MEDIA, INC.                                       575 MADISON AVENUE
11 PENN PLAZA, 12TH FLOOR                                 NEW YORK, NEW YORK 10022
NEW YORK, NEW YORK 10001

* The actual aggregate principal amount of Series C 15% Senior Secured Notes Due 2004 to be issued pursuant to the Indenture may be somewhat less and will depend upon the aggregate amount of the Company's Series B 10-5/8% Senior Secured Notes Due 2000 exchanged in the Exchange, as described in Item 2.

THE OBLIGOR HEREBY AMENDS THIS APPLICATION FOR QUALIFICATION ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL (i) THE 20TH DAY AFTER THE FILING OF AN AMENDMENT WHICH SPECIFICALLY STATES THAT IT SHALL SUPERSEDE THIS AMENDMENT, OR (ii) SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 307(c) OF THE ACT, MAY DETERMINE UPON THE WRITTEN REQUEST OF THE OBLIGOR.


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                CONTENTS OF AMENDED APPLICATION FOR QUALIFICATION

This amended application for qualification comprises:

(a)     pages numbered 1 to 2, consecutively;

(b) the statement of eligibility and qualification on Form T-1 of The Bank of New York under the Indenture to be qualified, previously filed as Exhibit 25 hereto; and

 (c) the following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the Trustee.

        Exhibit T3A          Certificate of Incorporation of the Company (filed by reference to
                             Exhibit 3.1 of the applicant's Registration Statement No. 33-76716 on Form S-4, and incorporated by reference herein).

        Exhibit T3B          Bylaws of the Company (filed by reference to Exhibit 3.2 of the applicant's Registration Statement No. 33-76716 on Form S-4, and
                             incorporated by reference herein).

        Exhibit T3C.1        Form of the Indenture among the Company, the Subsidiary
                             Guarantors thereto and The Bank of New York (filed by reference to Exhibit 4.2 of the applicant's Registration Statement No. 33-76716 on Form S-4, and incorporated by reference herein).

        Exhibit T3C.2*       First Supplemental Indenture dated as of May 19, 1999.

        Exhibit T3C.3*       Proposed Form of Second Supplemental Indenture dated as of
                             March __, 2001.

        Exhibit T3E.1*       Form of Offer to Exchange and Consent Solicitation Statement
                             (including exhibits not previously filed with the Commission).

        Exhibit T3E.2*       Form of Consent and Letter of Transmittal.

        Exhibit T3E.3        Form of Supplement to Offer to Exchange and Consent
                             Solicitation Statement

        Exhibit T3F*         Cross reference sheet showing the location in the New Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939.

*       Previously filed.
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                                    SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, General Media, Inc., a corporation organized and existing under the laws of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attached, all in the City of New York, and State of New York, on the 1st day of March, 2001.


                                            GENERAL MEDIA, INC.


(SEAL)                                      By /s/ John D. Orlando
                                              ------------------------------
                                               Name:  John D. Orlando
                                               Title: Senior Vice President and
                                                      Chief Financial Officer



Attest:  /s/ Laurence B. Sutter
        --------------------------------------
        Name:  Laurence B. Sutter
        Title: Senior Vice President,
               General Counsel and Secretary
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